LAIDLAW INTERNATIONAL, INC. ANNOUNCES RESULTS FOR
SECOND QUARTER FISCAL 2007

•	Realizes EBITDA of $116 Million

•	Announces Quarterly Dividend of $0.17

•	Affirms EPS and EBITDA Guidance

•	Provides Update on Proposed Merger

NAPERVILLE, IL, April 9, 2007 — Laidlaw International, Inc. (NYSE: LI) today announced its financial results for the second quarter ended February 28, 2007. Consolidated revenue for the second quarter of fiscal 2007 was $791 million, flat to prior year, and income from continuing operations was $19 million, a decrease of $19 million, as compared to the previous year. Earnings from continuing operations was $0.23 per common share as compared to $0.38 per common share for the prior year. The results of the quarter include $9 million of additional interest expense associated with debt used to fund the Company’s recent share repurchase program and an additional $6 million, or $0.07 per share, of costs related to the previously announced merger with FirstGroup plc.

“These results are in line with our expectations,” said Kevin E. Benson, President and Chief Executive Officer of Laidlaw International. “I am pleased with the revenue growth we are now achieving in our school bus operations and with the steady improvements in the performance of our transit division. Greyhound has had a more challenging environment this year, but our new systems and procedures have enabled us to maintain a tight control on costs. Notwithstanding Greyhound’s decreased contribution this quarter, a review of the past few years underscores its significant improvement in performance. ”

Quarter Results
Education Services revenue grew 6%, and offset the impact of a $23 million reduction of revenue at Greyhound. Contract growth and higher rates at Education Services, more than compensated for a $7 million reduction of revenue due to bad weather, most of which will be recovered during the second half of fiscal 2007. The decline in revenue at Greyhound was a result in part of fewer ticket sales in response to its most recent price increases. Greyhound’s reduction in revenue was also impacted by severe weather during the quarter and the high level of hurricane related travel that occurred in same period of the previous year.

EBITDA of $116 million was down 5% from the prior year and EBITDA margin decreased to 14.7%. At Education Services, lower insurance costs were offset by higher fuel costs and increases in spending associated with the development of systems designed to lower future operating costs, resulting in lower EBITDA margins. Greyhound’s EBITDA decreased $9 million as a result of softer travel volumes and higher insurance costs associated with a significant claim that was incurred several years ago. Although Public Transit’s revenue was nearly flat, EBITDA and EBITDA margin improved due largely to lower insurance costs.

EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. Schedules reconciling EBITDA to income from continuing operations and EBITDA to cash used by operating activities are presented as a supplement to this release.

Key Balance Sheet Items
As of February 28, 2007, Laidlaw had cash and cash equivalents of $93 million and debt outstanding of $769 million. Net capital expenditures for the six month period were $176 million, as compared to $141 million in the prior year. Laidlaw anticipates filing its Form 10-Q which includes more complete information with the Securities Exchange Commission on April 9, 2007.

Outlook
With one-half of fiscal 2007 completed, the Company is updating its revenue guidance for fiscal 2007. It now expects 2007 revenue to increase 1 to 3 percent, as compared to 2006, reflecting the softer than anticipated demand at Greyhound and a lower than anticipated Canadian dollar exchange rate. Previously, the Company had projected an increase in 2007 revenue by 2 to 4 percent.

The outlook for EBITDA, earnings per share and capital expenditures is unchanged from previously provided guidance. EBITDA for fiscal 2007 is projected to be in the range of $470 million to $500 million. Earnings per share from continuing operations is anticipated to be $1.35 to $1.55 per share. Net capital expenditures for fiscal 2007 are projected to be $230 million to $260 million.

The earnings guidance includes $6 million of merger related costs incurred through February 28, 2007, but does not take into account transaction costs that may be expensed in the second half of fiscal 2007. Additionally, the capital expenditure forecast includes some amounts related to assets needed for new contract wins; a successful bid season could necessitate upward revisions to the guidance.

Distributions
During the quarter, the Board of Directors approved a quarterly dividend of $0.17 per share of Laidlaw’s common stock payable on May 7, 2007 to all shareholders of record at the close of business on April 17, 2007.

Merger Update
As previously announced, on February 8, 2007 Laidlaw entered into a merger agreement with FirstGroup plc under which FirstGroup will acquire all of the outstanding common shares of Laidlaw for $35.25 per share in cash. Laidlaw will hold a special meeting of stockholders on April 20, 2007 to vote on the proposed merger with FirstGroup. FirstGroup will hold an extraordinary general meeting of its shareholders on the same day to vote on the proposed merger and related matters.

On March 29, 2007, FirstGroup re-filed its notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to provide additional time for the Department of Justice to complete its assessment of the proposed transaction. The waiting period under the Hart-Scott-Rodino Act will expire at 11:59 pm, EDT time, on April 30, 2007, unless this period is terminated earlier or extended.

The Exon-Florio Notice was filed on April 2, 2007, with the Committee on Foreign Investments at the U.S. Department of Treasury. The review period expires on May 2, 2007.

On March 21, 2007, First Group filed its short form pre-merger notification with the Competition Bureau of Canada. Although the 14 day statutory waiting period has expired, the Bureau is continuing its assessment of the proposed transaction. First Group has also requested formal written clearance of the transaction from the Competition Bureau, the receipt of which is a condition to closing.

Additionally, on April 5, 2007, the United States Surface Transportation Board published notice in the Federal Register of its tentative grant of authority of Laidlaw’s transaction with FirstGroup. The comment period associated with the Surface Transportation Board’s notice will expire on May 21, 2007.

Conference Call Details
The Company will hold a conference call hosted by senior management to discuss the financial results on Tuesday, April 10, 2007 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

877-407-0782 – (US and Canada)

201-689-8567 – (International)

A replay will be available immediately after the conference call through May 11, 2007. To access the replay, dial 877-660-6853 (U.S and Canada) or 201-612-7415 (International); account number: 286; conference ID: 236179. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

•	Risks and uncertainties related to the proposed merger with FirstGroup, including but not limited to receiving approval from the stockholders of both Laidlaw and FirstGroup and the required regulatory agencies as well as other customary closing conditions;

•	Economic and other market factors, including competitive pressures and changes in pricing policies;

•	The ability to implement initiatives designed to increase operating efficiencies or improve results;

•	Costs and risks associated with litigation and indemnification obligations;

•	Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;

•	The potential for rising labor costs and actions taken by organized labor unions;

•	Continued increases in prices of fuel and potential shortages;

•	Control of costs related to accident and other risk management claims;

•	Terrorism and other acts of violence;

•	The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;

•	The ability to pay dividends;

•	Potential changes in the mix of businesses we operate; and

•	The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission, in particular the Company’s Risk Factors as set forth in its most recently filed Annual Report on Form 10-K.

About Laidlaw International
Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
Revenue	$790.9	$789.0	$1,649.0	$1,635.8
Compensation expense	401.1	396.0	822.4	802.7
Vehicle related costs	61.3	61.8	120.9	124.9
Fuel expenses	65.9	60.3	135.8	125.6
Insurance and accident claim costs	29.3	34.5	73.1	81.6
Occupancy costs	40.7	41.9	79.1	80.6
Depreciation and amortization	60.9	57.1	122.9	115.7
Other operating expenses	76.7	72.1	160.0	142.7

Operating income (loss)	55.0	65.3	134.8	162.0
Interest expense	(14.3)	(5.4)	(29.2)	(10.9)
Other income (expense), net	(8.7)	2.0	(10.6)	3.8

Income from continuing operations before income taxes	32.0	61.9	95.0	154.9
Income tax expense	(13.5)	(24.1)	(36.4)	(59.1)

Income from continuing operations	18.5	37.8	58.6	95.8
Loss from discontinued operations	—	(3.8)	—	(3.5)

Net income	$18.5	$34.0	$58.6	$92.3

Basic earnings (loss) per share
Continuing operations	$0.23	$0.38	$0.73	$0.96
Discontinued operations	—	(0.04)	—	(0.04)

Net income	$0.23	$0.34	$0.73	$0.92

Diluted earnings (loss) per share
Continuing operations	$0.23	$0.38	$0.73	$0.96
Discontinued operations	—	(0.04)	—	(0.04)

Net income	$0.23	$0.34	$0.73	$0.92

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
Revenue
Education services	$444.4	$420.5	$946.1	$884.2
Greyhound	271.3	293.8	550.8	598.4
Public transit	75.2	74.7	152.1	153.2

Consolidated	$790.9	$789.0	$1,649.0	$1,635.8

EBITDA
Education services	$92.2	$91.9	$204.1	$207.3
Greyhound	17.2	26.3	42.8	61.2
Public transit	6.5	4.2	10.8	9.2

Consolidated	115.9	122.4	$257.7	$277.7

EBITDA Margins
Education services	20.7%	21.9%	21.6%	23.4%
Greyhound	6.3%	9.0%	7.8%	10.2%
Public transit	8.6%	5.6%	7.1%	6.0%
Consolidated	14.7%	15.5%	15.6%	17.0%
Net Capital Expenditures			176.2	140.8

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

A reconciliation of EBITDA to income (loss) from continuing operations before cumulative effect of a change in accounting principle is presented below ($ in millions):

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
EBITDA	$115.9	$122.4	$257.7	$277.7
Depreciation and amortization	(60.9)	(57.1)	(122.9)	(115.7)
Interest expense	(14.3)	(5.4)	(29.2)	(10.9)
Other income (expense), net	(8.7)	2.0	(10.6)	3.8
Income tax expense	(13.5)	(24.1)	(36.4)	(59.1)

Income from continuing operations	$18.5	$37.8	$58.6	$95.8

A reconciliation of EBITDA to cash provided by operating activities is presented below ($ in millions):

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
EBITDA	$115.9	$122.4	$257.7	$277.7
Cash paid for interest	(14.7)	(5.2)	(25.1)	(8.7)
Cash refunded (paid) for income taxes	(2.4)	5.2	(10.3)	4.4
Cash received (paid) for other income (expense), net	(0.8)	2.0	1.1	3.8
Non-cash adjustments to EBITDA	(1.8)	2.5	(2.5)	5.4
Cash provided (used) by changes in operating assets and liabilities	48.8	48.5	(124.1)	(123.1)

Cash provided by operating activities	$145.0	$175.4	$96.8	$159.5